Exhibit 4.1

SINOVAC BIOTECH LTD.

and

PACIFIC STOCK TRANSFER COMPANY

as Rights Agent

FIFTH AMENDMENT

TO

AMENDED AND RESTATED RIGHTS AGREEMENT

Effective as of February 21, 2024

This Fourth Amendment (this “Amendment”) to the Amended and Restated Rights Agreement (as defined below), is between Sinovac Biotech Ltd., an Antigua and Barbuda company (the “Company”), and Pacific Stock Transfer Company (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Amended and Restated Rights Agreement dated as of February 22, 2019 (the “Amended and Restated Rights Agreement”), as amended by the Amendment to the Amended and Restated Rights Agreement, dated as of February 19, 2020, by the Second Amendment to the Amended and Restated Rights Agreement, dated as of February 21, 2021, by the Third Amendment to the Amended and Restated Rights Agreement, dated as of February 21, 2022, and by the Fourth Amendment to the Amended and Restated Rights Agreement, dated as of February 21, 2023, between the Company and the Rights Agent;

WHEREAS, the Amended and Restated Rights Agreement, under its current terms, will expire on the close of business on February 22, 2024;

WHEREAS, pursuant to Section 26 of the Amended and Restated Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend any provision of the Amended and Restated Rights Agreement in accordance with the provisions of Section 26 thereof;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and the holders of the Rights to amend the Amended and Restated Rights Agreement as provided herein; and

WHEREAS, all acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

NOW, THEREFORE, in consideration of the foregoing and mutual agreements set forth herein, the Company and the Rights Agent agree as follows:

1.	Amendments.

1.1	Section 7.1 of the Amended and Restated Rights Agreement is amended to replace the reference to “February 22, 2024” with “February 22, 2025”.

1.2	All references to the date of “February 22, 2024” in Exhibit B (the Form of Right Certificate) and Exhibit C (the Summary of Rights to Purchase Preferred Shares) to the Amended and Restated Rights Agreement shall hereby be changed to “February 22, 2025”.

2.	Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings given to them in the Amended and Restated Rights Agreement.

3.	Effect of Amendment. Except as expressly amended hereby, the Amended and Restated Rights Agreement shall remain in full force and effect in accordance with its terms.

4.	Benefits of Amendment. Nothing in this Amendment shall be construed to give to any Person or corporation other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares).

5.	Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The parties hereto further agree to replace such invalid, void or unenforceable provision of this Amendment with a valid, legal and enforceable provision that carries out the parties’ intentions to the greatest lawful extent under this Amendment.

6.	Governing Law. This Amendment shall be deemed to be a contract made under the internal laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

7.	Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

8.	Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Amended and Restated Rights Agreement to be duly executed, as of the day and year first above written.

SINOVAC BIOTECH LTD.

By:	/s/ YIN WEIDONG
Name: YIN WEIDONG
Title: Chairman, President& CEO

PACIFIC STOCK TRANSFER COMPANY,
as Rights Agent

By:	/s/ JOSLYN G. CLAIBORNE
Name: JOSLYN G. CLAIBORNE
Title: Managing Director

[Signature Page to the Fifth Amendment to Amended and Restated Rights Agreement]